Exhibit (h)(3)

COMPLIANCE SERVICES AGREEMENT

THIS AGREEMENT is made and entered into this 29th day of September 2021 (the “Effective Date”) by and between THE NOTTINGHAM COMPANY, a North Carolina corporation, (“TNC”), and VOLT ETF TRUST, a Delaware statutory trust, (“Trust”), on behalf of each of its series included in Appendix A.

WITNESSETH:

WHEREAS, the Trust is an open-end investment company registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers shares in the Series listed in Appendix A hereof (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement, being herein referred to as a “Fund,” and collectively as the “Funds”); and

WHEREAS, each Fund is managed and/or advised by an investment Advisor and/or Subadvisor(s) (each, an “Advisor,” together, the “Advisors”) registered under the Investment Advisers Act of 1940 (the “Advisors Act”); and

WHEREAS, the Board of Trustees of the Trust (the “Board”) is required to implement a compliance program pursuant to Rule 38a-1 (“Rule 38a-1”) of the 1940 Act including the designation of a chief compliance officer (the “CCO”); and

WHEREAS, the Trust desires to engage TNC to provide certain compliance services on behalf of the Trust; and

WHEREAS, TNC is willing to provide such services to the Trust as detailed in Appendix B under the terms and conditions provided herein.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Trust and TNC, intending to be legally bound, mutually covenant and agree as follows:
I.	APPOINTMENT

A.
The Trust hereby appoints TNC to perform compliance services as described in Appendix B (the “Compliance Services”). TNC accepts such appointment and agrees to render the Compliance Services for the compensation herein provided, subject to the direction and control of the Trust and its management. The duties of TNC shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against TNC hereunder.

i)
TNC may perform additional services (the “Additional Services”) that: (a) in TNC’s reasonable determination, and upon prior approval of the Trust, are required to adequately implement and maintain the compliance program in accordance with Rule 38a-1 of the 1940 Act (the “Required Additional Services”); (b) are requested by the Trust from time to time including any services requested before the date hereof; or (c) are not expressly detailed in Appendix B.

B.
The Trust shall cause its investment advisors and subadvisors, administrator, custodian, distributor, legal counsel, independent accountants, transfer agent and other service providers and agents (each, a “Service Provider,” together, the “Service Providers”) to cooperate with TNC and to provide TNC with such certifications, documents, information and advice as may reasonably be requested by TNC, in order to enable TNC to perform its duties hereunder. In connection with its duties hereunder, TNC shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to TNC by an officer or representative of the Trust. TNC shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. TNC shall not be held to have notice of any change of authority of any officer, agent, representative or employee of any Service Provider until receipt of written notice thereof. At the request of TNC, the Trust and each of its Service Providers will certify periodically that it is in compliance with applicable federal securities laws. The Trust agrees that successful completion of the Compliance Services described in this Agreement by TNC will require the active participation and timely response by the Trust and the Service Providers to TNC’s requests.

C.
Notwithstanding the appointment described herein, the Trust has and retains responsibility for all compliance matters relating to the Trust, including but not limited to compliance with all applicable provisions of the 1940 Act, including Rule 38a-1 thereunder. Additionally, the Trust acknowledges and agrees that each Service Provider has and retains responsibility for its own compliance obligations under applicable law.

II.	COMPENSATION

A.
For performing the Compliance Services, the Trust shall pay TNC the fees described in Schedule 1, attached hereto. Such fees shall be payable on a monthly basis in arrears and shall commence on the effective date of this Agreement (the “Effective Date”). For additional series added to the Trust after the Effective Date, such fees shall commence on the date the registration statement for such series becomes effective with the Securities and Exchange Commission (the “SEC”).

B.	For Additional Services, the Trust shall pay TNC on a time and materials basis at TNC’s hourly rates described in Schedule 1. Such fees shall be payable within 30 days of receiving an invoice.

C.
The Trust agrees to pay any reasonable out-of-pocket expenses in connection with the Compliance Services and Additional Services to be provided under this Agreement, including, without limitation, travel expenses (which shall include a number of on-site visits per year, as noted in Appendix B, and as necessary to effectively execute and discharge TNC’s compliance responsibilities), delivery charges, fax, copying, and telephone charges. In certain instances, the Trust will be asked to pay the vendor directly.

D.
All undisputed amounts payable hereunder are due immediately upon receipt of the applicable invoice. The Trust waives the right to dispute any amount described on an invoice after 60 days have elapsed from the date of invoice delivery. Amounts payable hereunder that are more than 60 days overdue shall be subject to a service charge of 1% per month.

III.	LIMITATION OF LIABILITY; INDEMNIFICATION

A.
TNC shall not be liable for any error of judgment or mistake of law or for any loss suffered in connection with the matters to which this Agreement relates, except for a loss resulting from TNC’s willful malfeasance, bad faith or gross negligence in the performance of its duties or reckless disregard of its obligations and duties under this Agreement. Furthermore, TNC shall not be liable for: (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by TNC from or on behalf of the Trust, or from a representative of any of the Service Providers; or (ii) any action taken or omitted to be taken by the Trust or any past or current Service Provider. TNC may apply to the Trust at any time for instructions and may consult counsel for the Trust, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and TNC shall not be liable or accountable for any action taken or omitted to be taken by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts.

B.
The Trust agrees to indemnify and hold harmless TNC, its employees, agents, officers, directors, affiliates and nominees (collectively, the “TNC Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (a “Claim”) which may be asserted against or incurred by any TNC Indemnified Party or for which any TNC Indemnified Party may be held liable arising out of or in any relating to: (i) TNC’s actions or omissions except to the extent a Claim resulted from TNC’s willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) TNC’s reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by TNC from the Trust or any Service Provider, or any representative thereof; (iii) any breach of any of the Trust’s obligations, representations or warranties hereunder; or (iv) any action taken or omitted to be taken by the Trust or any past or current Service Provider.

C.
The Trust shall, to the fullest extent permitted by applicable law, indemnify the natural person designated as Chief Compliance Officer (“CCO”) to the extent named as a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding, arises or arose by or in the right of the Trust or other entity) by reason of the fact that such person serves or served as Chief Compliance Officer hereunder, against expenses (including, but not limited to, attorneys fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided, however, no indemnification shall be provided if a final unappealable judgment or award establishes that such person engaged in intentional misconduct or a transaction from which such person derived an improper personal benefit. Expenses incurred by the Chief Compliance Officer in defending a threatened, pending or completed civil or criminal action, suit or proceeding (as described above) shall be paid by the Trust in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Trust.

D.
In no event and under no circumstances shall TNC, its affiliates or any of its or their officers, directors, members, agents or employees, be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section shall indefinitely survive the termination and/or assignment of this Agreement.

E.
Notwithstanding any other provision of this Agreement, TNC’s liabilities under this Agreement, whether under contract law, tort law, warranty or otherwise, shall be limited to direct damages not to exceed the amounts actually received by TNC under this Agreement during the 12 months prior to the date of the action giving rise to the claim.

F.
Any person, even though also a director, officer, employee, shareholder or agent of TNC, who may be or becomes an officer, trustee, employee or agent of the Trust, when rendering services to the Trust or acting on any business of the Trust, shall be indemnified as an officer of the Trust to the fullest extent permitted by law.

IV.	INSURANCE

The Trust hereby represents that it maintains insurance coverage for the Trust, including commercially reasonable fidelity bond(s) and errors and omissions, directors and officers, and professional liability insurance. The Trust agrees that the designated CCO provided by TNC will be named as an additional insured person under all such insurance policies and bonds. The Trust further agrees to furnish details of such coverage to TNC upon its request, including a copy of the policy, the identity of the carrier, coverage levels and deductible amounts. The Trust will notify TNC of any modification, reduction or cancellation of such coverage or of any material claims made against such coverage.

V.	TERMINATION

A.
The provisions of this Agreement shall be effective on the Effective Date and shall continue for an initial term of two (2) years (“Initial Term”) and thereafter shall automatically renew for additional consecutive 12-month periods (each, a “Renewal Term,” and each of the Initial Term and each Renewal Term shall be referred to herein as a “Term”). Either party may terminate this Agreement at the end of the Initial Term, or at the end of any subsequent Renewal Term, by giving the other party, at least sixty (60) days prior to the end of such Term, written notice of such termination. This Agreement shall also terminate in the event of the Trust’s termination, dissolution or deregistration. Notwithstanding the foregoing, the Trust may terminate this Agreement at any time upon payment to TNC of the amount that would have been payable under this Agreement for the remainder of the then current Term.

B.
TNC may immediately terminate this Agreement in the event that: (i) the Board of Trustees of the Trust does not approve the performance of Required Additional Services; (ii) TNC reasonably determines that a Service Provider appointed after the date hereof would have a material adverse effect on the Trust’s compliance program; or (iii) TNC reasonably determines that the Trust, or any Service Provider, takes action or fails to take action that would have a material adverse effect on the Trust’s compliance program. TNC shall cooperate with the Trust to assist with an effective transition to a successor service provider to minimize disruption to the Trust.

C.
If a party materially fails to perform its duties and obligations hereunder (a “Defaulting Party”) resulting in a material loss to another party or parties, such other party or parties (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, which such notice shall set forth with sufficient detail the nature of the breach. The Defaulting Party shall have forty-five (45) days from its receipt of notice to cure the breach. If such material breach shall not have been remedied to commercially reasonable operating standards, the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days’ written notice of such termination to the Defaulting Party. If TNC is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any rights or remedies with respect to services it performed prior to such termination, or the right of TNC to receive such compensation as may be due as of the date of termination or to be reimbursed for all reasonable and documented out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against a Defaulting Party.

D.
In the event that the Board, in the exercise of its fiduciary responsibility, determines to dismiss the CCO, TNC determines to replace the CCO, or the CCO voluntarily resigns, TNC shall have the opportunity to present a replacement CCO for Board consideration and approval. In the event that TNC is unable or unwilling to present a replacement CCO that is competent and knowledgeable regarding the federal securities laws, the Trust may terminate this Agreement. If the Board approves the new CCO, this Agreement would continue.

E.
The Trust shall reimburse TNC, as applicable, for any reasonable out-of-pocket expenses and disbursements incurred by TNC in connection with the Compliance Services or Additional Services provided under this Agreement within 30 days of notification of the Trust of such out-of-pocket expenses regardless of whether such out- of-pocket expenses were incurred before or after the termination of this Agreement.

F.
No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: war, act of terrorism, pandemic, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party. If a force majeure prevents TNC’s performance hereunder for more than thirty (30) days, the Trust may terminate this Agreement on written notice to TNC without penalty.

VI.	CONFIDENTIALITY

A.
All Confidential Information (as defined below) of one party (“Disclosing Party”) in the possession of the other (“Receiving Party”), whether or not authorized, shall be held in strict confidence, and the Receiving Party shall take all steps reasonably necessary to preserve the confidentiality thereof. One party’s Confidential Information shall not be used or disclosed by the other party for any purpose except as otherwise described herein or as necessary to implement or perform this Agreement, or except as required by law (provided that the other party is given a reasonable opportunity to obtain a protective order). The Receiving Party shall limit its use of and access to the Disclosing Party’s Confidential Information to only those of its employees and agents whose responsibilities require such use or access. The Receiving Party shall advise all such employees and agents, before they receive access to or possession of any of the Disclosing Party’s Confidential Information, of the confidential nature of the Confidential Information and require them to abide by the terms of this Agreement. The Receiving Party shall be liable for any breach of this Agreement by any of its employees or agents or any other person who obtains access to or possession-of any of the Disclosing Party’s Confidential Information from or through the Receiving Party.

B.
For the purpose of this Section, “Confidential Information” shall mean all business information disclosed by one party to the other in connection with this Agreement unless it is or later becomes publicly available through no fault of the other party or it was or later is rightfully developed or obtained by the other party from independent sources free from any duty of confidentiality. Without limiting the generality of the foregoing, Confidential Information shall include TNC’s ideas, methods, algorithms, business processes, formulae and concepts used in connection with performing the Services.

VII.	NON-EXCLUSIVITY; INDEPENDENT CONTRACTOR

The services of TNC hereunder are not deemed to be exclusive. TNC may render such services and any other services to others. TNC and the CCO shall perform the services hereunder as independent contractors and not as employees of the Trust. As independent contractors, neither TNC nor the CCO is, and neither shall represent itself or himself/herself to third parties as being, the agent or representative of the Trust, except as specifically set forth herein. Neither TNC nor the CCO has and shall not represent itself or himself/herself to third parties as having, actual or apparent power or authority to do or take any action for or on behalf of the Trust, as its agent, representative or otherwise, except as specifically set forth herein. Notwithstanding the foregoing, the CCO may not serve as the CCO, or otherwise provide compliance services outside of his or her role as CCO of the Trust, to any investment adviser of a series of the Trust without prior approval from the Trust.
VIII.	SUBCONTRACTING

TNC may, at its expense, subcontract and delegate its responsibilities hereunder to third parties, subject to the prior approval by the Board, which shall not be unreasonably withheld, and provided that TNC shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that TNC, as applicable, shall be responsible for all acts of such subcontractor as if such acts are its own. Notwithstanding the foregoing, nothing herein shall limit TNC's right and ability to utilize independent contractors that are natural persons.
IX.	REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other party that:
1.
It is duly organized and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

2.	It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

3.	It has been in, and shall continue to be in compliance in all material respects with all laws and regulations applicable to its business and operations; and

4.
This Agreement has been duly authorized and, when executed and delivered, will constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

X.	RECORDS

The books and records pertaining to the Trust that are in the possession or under the control of TNC shall be the property of the Trust. The Trust, Board of Trustees, officers of the Trust and their designated representatives shall have access to such books and records during TNC’s normal business hours. Upon reasonable request of the Trust, copies of any such books and records shall be provided by TNC. TNC shall preserve and maintain all books and records relating to its duties hereunder and all other books and records as TNC is required to maintain pursuant to applicable federal securities laws.

XI.	MISCELLANEOUS

A.
This Agreement shall be governed by the laws of North Carolina. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

B.
Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by courier, registered or certified mail, postage prepaid, return receipt requested as follows:

(i)	To the Trust:
Volt ETF Trust
116 South Franklin Street
Post Office Box 69
Rocky Mount, North Carolina 27802-0069
With a copy to:
Greenberg Traurig, LLP
3333 Piedmont Road, NE
Suite 2500
Atlanta, GA 30305
Attn:  Terrence Davis
(ii)	To TNC:
The Nottingham Company
Attn: Tracie Coop, General Counsel 116 South Franklin Street
Post Office Box 69
Rocky Mount, North Carolina 27802-0069
C.	This Agreement, together with the exhibits and appendices attached hereto, constitutes the entire Agreement of the parties hereto and supersedes all prior agreements and understandings.

D.
No waiver, amendment or modification of this Agreement shall be valid unless it is in writing and signed by each party hereto. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed a waiver of any subsequent breach by such other party.

E.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement, but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

(signatures on next page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year written above.

VOLT ETF TRUST		THE NOTTINGHAM COMPANY

By:	/s/ Tad Park	By:	/s/ Katherine M. Honey
Name:	Tad Park	Name:	Katherine M. Honey
Title:	Chairman	Title:	Executive Vice President

APPENDIX A
SERIES OF THE TRUST

1. Volt Crypto Industry Revolution and Tech ETF

APPENDIX B
SERVICES
Compliance Services
•	Provide a designated Chief Compliance Officer
•	Draft, maintain and implement the Trust’s Compliance Manual and related policies and procedures
•	Provide quarterly reporting, and in the interim if necessary, to the Board on material compliance issues
•	Attend quarterly Board meetings in-person or virtually
•	Attend special Board meetings or Committee meetings as requested
•	Meet separately with the Trust’s independent trustees at least annually
•	Distribute the Trust’s Compliance Manual and obtain applicable certifications as necessary
•	Conduct the annual compliance review as required under Rule 38a-1
•	Maintain a regulatory compliance calendar
•	Perform a due diligence review of each Advisor, Subadvisor and major service provider every year, with on-site reviews at least once every 24 months
•	Manage Code of Ethics procedures
•	Respond or assist in the response to compliance and regulatory inquiries
•	Conduct two training sessions (up to 3 hours each) per year on topics (and to personnel) designated by the Trust’s officers or the Board